EXHIBIT 2.2

EXECUTION COPY

EXPENSE AGREEMENT

This EXPENSE AGREEMENT (“Agreement”) is dated as of the 17th day of June, 2003 by and between Greene County Bancshares, Inc., a Tennessee corporation (“Greene County”), and Independent Bankshares Corporation, a Tennessee corporation (“Independent”), and is entered into in connection with the Agreement and Plan of Merger dated as of June 17, 2003 by and between Greene County and Independent (the “Merger Agreement”).  Greene County and Independent are collectively referred to herein as the “Parties”.  Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Merger Agreement.

WHEREAS, under the terms of the Merger Agreement, Independent will merge with and into Greene County, and Greene County will be the surviving corporation (the “Merger”); and

WHEREAS, Greene County will pay cash and shares of its common stock to the Independent stockholders in return for their Independent common stock in connection with the Merger; and

WHEREAS, Greene County will use a prospectus to offer its common stock to the Independent stockholders in connection with the Merger; and

WHEREAS, the Merger will require the approval of the Independent stockholders; and

WHEREAS, Independent will use a proxy statement to solicit the votes of its stockholders for approval of the Merger; and

WHEREAS, Section 7.01 of the Merger Agreement provides that Greene County shall prepare and file a Registration Statement on Form S-4 (the “S-4”) with the Securities and Exchange Commission (“SEC”) containing a form of Proxy Statement/Prospectus to be jointly used by Independent to solicit its stockholders’ votes on the Merger and by Greene County to offer its common stock to Independent’s stockholders; and

WHEREAS, Section 7.01 of the Merger Agreement further provides that Independent shall cause the Proxy Statement/Prospectus to be mailed to its stockholders in accordance with federal securities laws, the TBCA and Nasdaq rules; and

WHEREAS, Section 10.02 of the Merger Agreement provides that all costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement shall be paid by the party incurring such expenses; and

WHEREAS, the Parties have agreed that it is in their best interests to clarify the manner in which the costs of printing and mailing the Proxy Statement/Prospectus shall be paid;

NOW THEREFORE, for and in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1.             The Parties shall each pay fifty (50) percent of the total costs of printing the Proxy Statement/Prospectus and mailing copies to the shareholders of Independent in connection with the Merger; provided, however, that if Greene County’s applications for regulatory approval of the Merger are not approved as provided in Section 7.01(f), Greene County shall be required to pay all such printing and mailing costs, including payment of any related outstanding invoices and reimbursement of Independent for any such amounts already paid by Independent.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Greene County and Independent have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

GREENE COUNTY BANCSHARES, INC.

By	/s/ R. Stan Puckett
R. Stan Puckett
Chairman of the Board and Chief Executive Officer

INDEPENDENT BANKSHARES CORPORATION

By	/s/ Ronald E. Mayberry
Ronald E. Mayberry
President and Chief Executive Officer